As filed with the Securities and Exchange Commission on May 30, 2007

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3031310
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

Telephone (510) 438-470

(Address of principal executive offices)

AXT, INC. 2007 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Philip C.S. Yin, Ph.D.

Chief Executive Officer

AXT, Inc.

4281 Technology Drive

Fremont, California 94538

Telephone (510) 438-4700

Facsimile (510) 353-0668

(Name and address of agent for service)

Copy to:

Sally J. Rau, Esq.

DLA Piper US LLP

2000 University Avenue

East Palo Alto, California 94303

Telephone: (650) 833-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Proposed Maximum Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2007 Equity Incentive Plan Common Stock ($0.001 par value)	1,300,000	$3.82	$4,996,000	$153.38

(1)             The securities to be registered include options and rights to acquire Common Stock.

(2)             Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)             Estimated pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under each plan is based upon the average of the high and low prices of the Common Stock on May 29, 2007 as reported on the Nasdaq Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference

AXT, Inc. (“we” or “us”) hereby incorporates by reference in this registration statement the following documents:

(a)          Our Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for our fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 23, 2007.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)          The description of our Common Stock contained in our Registration Statement on Form 8-A filed on April 24, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.                                Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.                                Interests of Named Experts and Counsel

Inapplicable.

Item 6.                                Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.”  While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.  As permitted by the statute, we have adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to us and our stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation.  Our Bylaws provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law.  Our Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.  We have entered into agreements with its directors and certain of its executive officers that require us to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or executive officer of us or any of our affiliated enterprises.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.                                Exemption From Registration Claimed

Inapplicable.

Item 8.                                Exhibits

See Exhibit Index.

Item 9.                                Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 30, 2007.

AXT, INC.

By:	/s/ Philip C.S. Yin
Philip C.S. Yin
Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of AXT, Inc. whose signatures appear below, hereby constitute and appoint Philip C.S. Yin and Wilson W. Cheung, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 30, 2007.

Signature	Title

/s/ Philip C.S. Yin	Chief Executive Officer and Director
Philip C.S. Yin	(Principal Executive Officer)

/s/ Wilson W. Cheung	Chief Financial Officer and Corporate Secretary
Wilson W. Cheung	(Principal Financial and Accounting Officer)

/s/ Raymond A. Low	Vice President, Corporate Controller
Raymond A. Low

/s/ Jesse Chen	Chairman of the Board of Directors
Jesse Chen

/s/ David C. Chang	Director
David C. Chang

/s/ Leonard LeBlanc	Director
Leonard LeBlanc

/s/ Morris S. Young	Director
Morris S. Young

EXHIBIT INDEX

4.1

Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission on March 31, 1999.

4.2	Second Amended and Restated Bylaws are incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 30, 2001.

5.1	Opinion of DLA Piper US LLP.

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm — Burr, Pilger & Mayer LLP.

24.1	Power of Attorney (included in signature page to this registration statement).

99.1	AXT, Inc. 2007 Equity Incentive Plan is incorporated by reference to APPENDIX A to our Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on April 18, 2007.